Exhibit 99.1
[ONEOK Logo]	News
October 4, 2005	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Lori Webster
918-588-7570

Oklahoma Corporation Commission Issues Final Order in

Oklahoma Natural Gas Company Rate Case

TULSA, Okla. -- Oct. 4, 2005 --ONEOK, Inc. (NYSE: OKE) announced today that the Oklahoma Corporation Commission has issued a final order on the company's Oklahoma Natural Gas Company division's application for a rate increase.

The Corporation Commission unanimously approved an annual rate increase of $57.5 million.

Last January, Oklahoma Natural Gas Company filed an application with the Commission for a rate increase of $99.4 million in additional annual revenue.

In July, the Commission's administrative law judge who heard the case recommended an increase in annual revenues of approximately $58 million. Oklahoma Natural Gas implemented new rates on July 28, 2005, based on the judge's report, acting under state law that allows a utility to revise its rates at the end of a 180-day period in the absence of a final order.

Today's order will have no substantial impact on customers' bills.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  ONEOK is a Fortune 500 company.

Statements contained in this release that include company expectations or predictions are forward looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Any additional information regarding factors that could cause actual results to materially differ is found in the company's Securities and Exchange Commission filings.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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